SEPARATION AGREEMENT AND GENERAL RELEASE
Jimmie Walker, Jr., of XXXXXXXXXXXXXX, Atlanta, GA 30342 (“Employee” or “you”), and Agilysys NV, LLC, (“the Company” or “Agilysys”) a Delaware limited liability company located at 1000 Windward Concourse, Suite 250, Alpharetta, Georgia 30005, in exchange for their mutual covenants and obligations set forth herein, hereby agree as follows:

1.Employee’s Right to Review this Agreement and Consult a Lawyer. You have the right to and are advised to review this Separation Agreement and General Release (“Agreement”) and to consult a lawyer of your own choice before signing it. You have twenty-one (21) calendar days from October 16, 2017 (“Tender Date”) to consider this Agreement before signing it. Any change to this Agreement after the Tender Date shall not restart or extend the consideration period. You can sign this Agreement sooner than that, but if you do that, you are agreeing to give up your right to think about this Agreement for a full twenty-one (21) calendar days.
If you signed this Agreement, it is only because you read and understood all of it, and because you have already consulted a lawyer if you wanted to. Employee is entering into this Agreement voluntarily and without any coercion from anyone and hereby certifies that: (a) Employee carefully read this Agreement; (b) Employee fully understood it; (c) it is written in a manner that is understandable to Employee; (d) Employee is entering into it freely, knowingly and voluntarily; and (e) that no one pressured Employee into signing this Agreement.

2.    Separation. As of October 16, 2017 (“Date of Separation”), Employee’s employment with the Company shall cease.
3.    Severance Pay. The Company will pay Employee severance pay in the amount of $200,000, payable pro rata on the Company’s regular paydays during the nine (9) months beginning with the first Company first pay date that is within ten (10) business days after you sign and return this Agreement, minus appropriate withholdings under federal, state, city, or other applicable laws and appropriate deductions (“Severance Pay”), which sum is payment in lieu of (and not in addition to) any severance or other separation payment of any kind to which you would otherwise be entitled. Employee further agrees and acknowledges that the Severance Pay constitutes good, valuable and adequate consideration for his/her covenants and obligations set forth herein, it being an amount over and above any entitlements, payments or otherwise that Employee has or may have had by reason of Employee’s separation from employment with the Company.
4.    Benefit Continuation. Benefits terminate for medical/dental/vision coverage on your Date of Separation. Our records indicate you have Family medical/dental/vision coverage and your coverage will terminate on the Date of Separation.
If you timely and properly elect health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will reimbursement you for the monthly COBRA premium paid by you for yourself and your dependents. Such reimbursement shall be paid to you no later than the 15th day of the month immediately following the month in which you timely remit the premium payment. You shall be eligible to receive such reimbursement until the earliest of: (A) the nine-month anniversary of the Date of Separation; (B) the date you are no longer eligible to receive COBRA continuation coverage; and (C) the date on which you become eligible to receive substantially similar coverage from another employer or other source.
You will receive a letter from Discovery Benefits explaining your rights under COBRA. You will have sixty (60) days from the date of the COBRA letter to respond. If you elect coverage, it will be retroactive to the date benefits terminate so no lapse in coverage will occur. You may continue COBRA coverage for up to eighteen (18) months or longer as set forth by COBRA, provided that any expense incurred after the date in which you are no longer entitled to reimbursement as provided above shall be at your own expense.
You also understand that if your spouse, dependents or you elect to continue health insurance coverage under COBRA or any comparable state law, that coverage will continue for as long as your spouse, dependents or you, as applicable, remain eligible for continuation coverage under the law, but only if your spouse, dependents or you, as the case may be, makes the required premium payments.
5.    Paid Time-Off (PTO). Any unused earned PTO time will be paid to you within thirty (30) days after your Date of Separation, unless state law requires a different payment date. Any PTO time taken prior to earning it will be deducted from your lump sum Severance Pay, unless state law requires a different method for Company to receive reimbursement of advanced PTO.
6.    Employee Assistance Program. Agilysys will continue to offer you and your family members the ability to utilize our Employee Assistance Program through the end of your Severance Pay. The EAP can help with a variety of issues including: coping with change, marital/relationship problems, anger management, alcohol/drug dependencies, anxiety or depression, and many others. Furthermore, this service is confidential. The EAP toll-free number is 1-877-259-3785.
7.    Disability and Life Insurance. Your disability insurance benefits will end on your Date of Separation. Your group term life insurance benefits will end on the last day of the month following your Date of Separation. You are eligible to convert your basic term life insurance and/or eligible to convert or port your supplemental and/or dependent life insurance to a non-group policy within thirty (30) days from your last day of coverage. Non-group rates are based on your age at the time of conversion/portability. Contact your Human Resources representative to convert/port your group life policy. Terms of such policies are set forth by those policies.
8.    Profit Sharing/401(k) Plan. MassMutual Retirement Services will automatically send you a letter explaining your options. You are entitled to 100% of your pre-tax and post-tax contributions and any rollover monies from a previous employer. You are also eligible for your vested portion of the company match and profit sharing.
If you have an outstanding loan balance from your 401(k) account on your Date of Separation, you have the option to repay the outstanding principal. If you do not repay the outstanding loan balance within sixty (60) days from your Date of Separation, the loan will be defaulted and considered a partial cash distribution. The unpaid loan balance will be reported as taxable income and may be subject to a 10% penalty.
You may contact MassMutual Retirement Services anytime by using FLASH, MassMutual’s automated phone information service at 1-800-74-FLASH (35274), or The Journey, MassMutual’s interactive web site, at www.massmutual.com/retire. Terms of such policies are set forth by those policies.
9.    Flexible Spending Accounts (FSA). If you are currently participating, your eligibility under the plan ceases as of your Date of Separation. You may claim eligible expenses through March 31st of the calendar year following the Date of Separation (i.e., any claims for eligible expenses incurred during your eligibility period in 2017 can be submitted until March 31, 2018). If you are a participant in the medical FSA you will be offered COBRA, whereas you may continue to fund your account on an after-tax basis through the remainder of the calendar year. Terms of such policies are set forth by those policies.
10.    Expense Reports. You must submit all final expense reports within one (1) month of your Date of Separation in order to be reimbursed.
11.    Return of Company Property.     Please be advised that none of your Severance Pay will be paid until all Company property in your possession (including your keys, identification badge, computer, etc.) is returned to the Company. This applies to your Company-provided computer systems, and includes (but is not limited to) all hardware, data, software, pass codes, and login credentials; provided, that you may retain the laptop computer and iPad that was assigned to you by the Company as of the Separation Date. The information contained on the computer and iPad is the property of Company and must be returned or permanently deleted. Note that removing any data and software, any detected alteration of the system software, data, or other files, as well as equipment or resources disruption or destruction, tampering, obstructing, or attempting to modify the operation or performance of any piece of computer hardware or software is unlawful and may subject you to legal action. In addition to the return of all of the Company’s property, no copy of the Company’s information may be retained by Employee in a digital or electronic format, regardless of whether such information qualifies as “Confidential Information” (as defined herein). To the extent that Employee has any such Company information on his or her personal electronic devices (desktop computer, laptop computer, cell phone, iPad, thumb drive, etc.), servers, or on any cloud computing service, the information must be permanently deleted.
12.    Confidential Information. You agree that you shall not, directly or indirectly, use any Confidential Information (as defined herein) on your own behalf or on behalf of any individual or entity, or reveal, divulge, or disclose any Confidential Information to any individual or entity outside of the Company. This obligation shall remain in effect for as long as the information or materials in question retain their status as Confidential Information. You further agree that you shall fully cooperate with the Company in maintaining the Confidential Information to the extent permitted by law. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Company’s rights or your obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices. Anything herein to the contrary notwithstanding, you shall not be restricted from disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, Employee shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by you.
a.    “Confidential Information” means any and all data and information relating to the Company, its activities, business, or clients that (i) was disclosed to you or of which you became aware as a consequence of your employment with the Company; (ii) has value to the Company; and (iii) is not generally known outside of the Company. “Confidential Information” shall include, but is not limited to the following types of information regarding, related to, or concerning the Company: trade secrets (as defined by applicable law); financial plans and data; management planning information; business plans; operational methods; market studies; marketing plans or strategies; pricing information; sales information; product development techniques or plans; customer and prospective customer lists; customer files, data and financial information; details of customer and prospective customer contracts; current and prospective customer requirements; identifying and other information pertaining to business referral sources; past, current and planned research and development; information regarding potential or pending legal or litigation matters; computer aided systems, software, strategies and programs; schematics; bills of materials; costs of materials; software source codes; software binary codes; mechanical drawings; written/verbal specifications; business acquisition plans; management organization and related information (including, without limitation, data and other information concerning the compensation and benefits paid to officers, directors, employees and management); personnel and compensation policies; new personnel acquisition plans; and other similar information. “Confidential Information” also includes combinations of information or materials which individually may be generally known outside of the Company, but for which the nature, method, or procedure for combining such information or materials is not generally known outside of the Company. In addition to data and information relating to the Company, “Confidential Information” also includes any and all data and information relating to or concerning a third party that otherwise meets the definition set forth above, that was provided or made available to the Company by such third party, and that the Company has a duty or obligation to keep confidential. This definition shall not limit any definition of “confidential information” or any equivalent term under state or federal law. “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company.
b.    You acknowledge that all Confidential Information is the exclusive property of the Company or its customers or suppliers, respectively. You recognize and agree that any material violation of this Paragraph is likely to result in immediate and irreparable harm to the Company for which money damages are likely to be inadequate. Accordingly, you consent to injunctive and other appropriate equitable relief upon the institution of proceedings by the Company in order to protect the Company’s rights under this Paragraph. Such relief shall be in addition to any other relief to which the Company may be entitled at law or in equity.
Nothing in this Agreement, however, shall be construed to prohibit Employee from making a good-faith report of any violation of the law to any governmental authority or to participate in any governmental investigation or proceeding. Notwithstanding anything to the contrary contained herein, no provision of this Agreement shall be interpreted so as to impede Employee (or any other individual) from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures under the whistleblower provisions of federal law or regulation. Employee does not need the prior authorization of the Company to make any such reports or disclosures and Employee shall not be required to notify the Company that such reports or disclosures have been made. Similarly, nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. By way of reference, 18 U.S.C. §1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement or any Company policy is intended to conflict with this statutory protection, and no Company director, officer, or member of management has the authority to impose any rule to the contrary.
13.    Confidentiality of the Agreement. You hereby represent and warrant that you have not and agree that you will not disclose the existence of the Agreement or the terms or provisions of the Agreement, in whole or in part, to any other person or entity except your spouse, attorney, accountant and/or tax or financial consultant. You understand and agree that, before you disclose information about this Agreement to any such person or entity identified in this Paragraph, you must instruct that person or entity that he, she, or it must maintain the strict confidentiality of such information, and you agree to be liable for any breach by any such person. Anything herein to the contrary notwithstanding, Employee shall not be restricted from disclosing information regarding the Agreement that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, Employee shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by Employee.
14.    Restrictive Covenants. In consideration for the Severance Pay, for a period of nine (9) months after the Date of Separation, Employee agrees that, within the Territory, Employee will not for any reason whatsoever, directly or indirectly, on Employee’s behalf or for or on behalf of any other person, firm, corporation, or entity:

a.
for any of the Competing Entities, undertake to perform duties and responsibilities substantially similar to those Employee conducted, offered or provided for the Company during the last twelve (12) months of Employee’s employment with the Company;

b.
on behalf of any Competing Business, solicit or attempt to solicit any business from any customer of the Company with whom Employee had Material Contact during Employee's employment with the Company, for purposes of providing products or services that are competitive with those offered by the Company.

“Business of the Company” means the business of developing, selling, implementing, enhancing, customizing and/or supporting point of sale (POS), property management (PMS), inventory and procurement, payment gateway and related mobile and wireless solutions for the hospitality or gaming industries and any other products, technologies and/or solutions that the Company develops for sale or sells during the period of Employee’s employment with the Company.
“Competing Business” means any business organization of whatever form engaged, either directly or indirectly, in any business or enterprise which is the same as, or substantially the same as, the Business of the Company.
“Competing Entities” mean the entities described in the written notice from the Company to you dated October 16, 2017.
“Material Contact” means the contact between Employee and each customer: (a) with whom or which Employee dealt on behalf of the Company; (b) whose dealings with the Company were coordinated or supervised by Employee; (c) about whom Employee obtained confidential information in the ordinary course of business as a result of Employee’s employment; or (d) who receives products or services authorized by the Company, the sale or provision of which results or resulted in compensation, commissions, or earnings for Employee within two years prior to the date of Employee’s termination.
“Territory” means the geographic regions for which, or in which, Employee had executive, managerial, supervisory, sales, marketing, and/or other responsibilities at the time of the termination of Employee’s employment with the Company.
15.    Release. Employee does hereby, on Employee’s own behalf and on behalf of Employee’s heirs, agents, successors, and representatives, forever release and discharge Agilysys NV, LLC and all of its past, present and future parents, subsidiaries, sister companies, affiliates, and related entities, and all of their respective officers, directors, owners, managers, employees, shareholders, agents, successors, assigns, attorneys, insurers, employee benefit plans, employee benefit plan administrators, and other representatives, from all claims of any kind that arose at any time before Employee signed this Agreement. By signing this Agreement, Employee is agreeing to waive and give up forever Employee’s ability to bring any type of claim against Agilysys, and all of the other persons and entities who Employee is releasing, based on events that happened before Employee signed of this Agreement. Employee understands and agrees that this release includes all claims arising under any federal, state, or local statutes and laws, including but not limited to the National Labor Relations Act, as amended (29 U.S.C. § 141 et seq. and 29 U.S.C. §151 et seq.); Title VII of the Civil Rights Act of 1964, and the Civil Rights Act of 1991 (42 U.S.C. § 2000e et seq.); Sections 1981 through 1988 of Title 42 of the United States Code; the Employee Retirement Income Security Act of 1974, as amended (29 U.S.C. § 1001 et seq.); the Immigration Reform and Control Act of 1986 (8 U.S.C. § 1101 et seq.); the Americans with Disabilities Act of 1990 (42 U.S.C. § 12101 et seq.); the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act (29 U.S.C. § 621 et seq.); the Family and Medical Leave Act (29 U.S.C. § 2601 et seq.); the Worker Adjustment and Retraining Notification Act of 1988 (29 U.S.C. § 2101 et seq.); the Sarbanes-Oxley Act (18 U.S.C. § 1514A et seq.); and any statutory or common law claims for discrimination, workplace harassment, retaliation, or wrongful termination; and any common law claims, including but not limited to any and all possible contractual or tort claims, arising out of Employee’s employment at or separation of employment with Agilysys. Other than as protected by law, Employee agrees never to file, solicit, assist, cooperate in, participate in or encourage any lawsuits against Agilysys (or any of the other persons and entities who Employee is releasing) that are based upon any claim that Employee is releasing.
This release does not affect Employee’s entitlement to receive any vested benefit that Employee may have under any Company employee benefit plan, including pension and 401(k) plans, other than claims under the Agilysys, Inc. Annual Incentive Plan, which are intended to and are hereby released hereunder. This release also does not apply to any future claims or to any claims that, by law, cannot be released. Nothing in this release prevents either Employee or the Company from filing an action to enforce the provisions of this Agreement.
16.    Non-Recruitment and Non-Hire of Employees.  You agree that for 12 months after the Date of Separation, you shall not, directly or indirectly, whether on your own behalf or on behalf of another individual or entity, solicit or induce or attempt to solicit or induce any employee of the Company to terminate his/her employment relationship with the Company or to enter into employment with you or any other individual or entity. You further agree that for 12 months after the Date of Separation, you shall not, directly or indirectly, employ or retain, have any other individual or entity employ or retain, or otherwise participate in the employment or retention of any person employed or retained by the Company.
17.    Affirmations.  Employee affirms that Employee is not a party to, and that Employee has not filed or caused to be filed, any claim, complaint, charge or action against Company in any forum or form. Employee further affirms that Employee has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act and/or any other federal, state or local leave law. Employee further affirms that Employee has not complained of and is not aware of any fraudulent activity or any act(s) which would form the basis of a claim of fraudulent or illegal activity by Company. Employee warrants and represents that Employee has been advised to consult with an attorney before executing this Agreement.
18.    Waiver of Unknown Claims. Employee hereby knowingly and voluntarily waives all claims set forth in Paragraph 15, including unknown claims. It is the intention of Employee, by executing this Agreement, that the same shall be effective as a bar as to each and every claim, demand and cause of action hereinabove specified and to the extent permitted by law, including unknown claims, resulting from any act or omission by or on the part of the Company, committed or omitted prior to the date Employee executes this Agreement. In furtherance of this intention, Employee hereby expressly waives any and all rights or benefits conferred by any federal, state or local statute regarding release of unknown or unsuspected claims.
19.    Government Agency Proceedings. Nothing in this Agreement shall be construed to prevent Employee from filing charges or complaints with government agencies or impair the power of those agencies to accept or investigate any such charges or complaints. In addition, nothing in this Agreement shall be construed to prevent Employee from participating in proceedings before government agencies or in investigations conducted by those agencies. However, Employee forever waives any right that Employee might have otherwise had to recover any individual remedy that a government agency might try to obtain on Employee’s behalf (to the extent that this is permissible under law).
20.    Individual Proceedings Only. Employee agrees that any lawsuit or claim relating to this Agreement or to Employee’s former employment with Agilysys (to the extent not released under this Agreement) may only be brought in Employee’s individual capacity, and not as part of any class, collective, or other representative action. Employee waives his/her right to be a representative or member of any purported class or collective action against Agilysys or against any of the other persons or entities who Employee is releasing in this Agreement.
21.    Receipt of Wages and Other Benefits. By signing this Agreement, Employee acknowledges that Employee has been paid in full for all of the hours that Employee has worked or any work Employee has provided for Agilysys, and has received all wages (including overtime), wage statements, meal and rest breaks, leaves of absence, expense reimbursements, and other rights and benefits to which Employee may be entitled based on any hours Employee has worked for Agilysys under any state, federal, or local law (including but not limited to the federal Fair Labor Standards Act, 29 U.S.C. § 201 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., and the Uniformed Services Employment and Reemployment Rights Act, 38 U.S.C. § 4301 et seq.).
22.    Employee has not Sold or Assigned any Claims. Employee represents and warrants that he/she is the sole legal and equitable owner of all of the rights, claims, and causes of action that Employee is releasing in this Agreement. Employee has not assigned, sold, transferred, encumbered any of these rights, claims, and causes of action to anyone else. Employee understands that Company is relying on Employee’s representations in making its own decision to enter into this Agreement.
23.    Revocation Period under the Age Discrimination in Employment Act. You have the right to revoke your release of claims under the federal Age Discrimination in Employment Act of 1967 (the “ADEA”), as amended by the Older Workers Benefit Protection Act (29 U.S.C. § 621 et seq.). You understand that if you want to exercise this right, you must do so no later than seven (7) calendar days after you have signed this Agreement, and must prepare a written document that says, in effect, “I revoke my release of claims under the ADEA,” and such document must be received by Theresa Putnal, Senior Director, Human Resources at 1000 Windward Concourse, Suite 250, Alpharetta, GA 30005 no later than seven (7) calendar days after the date you signed this Agreement. You understand that your release of claims under the ADEA will not become effective and none of the consideration described above will be paid to you until after the expiration of the seven-day revocation period. You also understand that if you revoke your release of claims under the ADEA, then you will not receive the Severance Pay described herein. Once you sign this Agreement, you do not have the right to revoke any other part of your release other than your release of claims under the federal Age Discrimination in Employment Act. In the event that you revoke your release of claims under the federal Age Discrimination in Employment Act of 1967 (the “ADEA”), you will receive $50.00 minus all applicable withholdings in lieu of the payments set forth in Paragraph 3.
24.    No Admission of Wrongdoing. Employee understands that neither Company nor Employee is admitting any wrongdoing by signing this Agreement, and that no one should interpret this Agreement as an admission by either Company or Employee that either of party did anything wrong or illegal.
25.    Agreement to Cooperate. If a federal, state, or local administrative agency is required to approve this Agreement before it can be effective, you agree to cooperate and perform any act necessary or requested to bring about that approval. On reasonable notice and at reasonable times, Employee will cooperate with Company and its counsel in connection with any investigation, administrative or regulatory proceeding or litigation relating to any matter in which Employee was involved or of which Employee has knowledge as a result of Employee’s employment with Company.
26.    Entire Agreement. The text of this Agreement contains the entire understanding and the entire contract between Company and Employee with respect to employment, termination of employment, or employee benefits. There are no other agreements, contracts, or promises between the parties relating to employment, termination of employment, or employee benefits, other than those set forth in this Agreement. This Agreement supersedes all prior agreements, contracts, understandings, and promises between us relating to employment, termination of employment, or employee benefits, whether express or implied. This Agreement shall not be amended or modified in any manner except upon written agreement by the parties. However, Employee and Company agree that notwithstanding this Paragraph, any non-competition, non-disclosure, confidentiality or other agreements that Employee has previously made with Company or any of its past or present parent companies, subsidiaries, affiliates and parent company affiliates and subsidiaries, will continue to be in full force and effect.
27.    Severability. Except for Paragraph 15, Company and Employee intend for all of the provisions of this Agreement to be severable. If any part of this Agreement, other than Paragraph 15, is found to be unlawful or unenforceable, Company and Employee want every other part of this Agreement to remain fully valid and enforceable to the maximum extent permitted by law.
28.    Headings. Employee understands that the headings in this Agreement exist only for the sake of convenience. The headings do not constitute part of Employee’s Agreement with Company.
29.    Governing Law. This Agreement shall be governed and interpreted pursuant to the laws of the State of Georgia.
30.    Attorneys Fees. In the event either of the parties initiates litigation asserting a breach of any provision of this Agreement, the parties agree that the prevailing party in such litigation shall be entitled to an award of her or its reasonable attorney's fees and costs, in addition to any damages awarded by the court.
31.    Notice. All notices and other communications required or permitted to be given hereunder or by reason of this Agreement shall be in writing and shall be deemed to have been properly given (i) when delivered in person to the party to whom such notice is directed; (ii) three days after being deposited in the United States mail, return receipt requested, postage prepaid, addressed, if to the Company, to the address shown at the beginning of this Agreement or, if to you, to your address indicated in the Company’s records, or such other address as a party may designate by notice in accordance with this Section; or (iii) upon receipt when delivered by courier or overnight delivery services to the address specified in (ii) above.
32.    Forfeiture of Payments.  Employee acknowledges that if Employee breaches, in any material respect, the terms or conditions contained in this Agreement, the Company will no longer be required to make or continue any payments described herein, to the extent permitted by applicable law. In addition, unless prohibited by law, other than the payments made in the event Employee revokes the ADEA waiver pursuant to Paragraph 23, Employee will return to Company all payments made to Employee prior to exercising any of his or her legal rights against Company.
IN WITNESS WHEREOF, Employee and the Company agree as set forth above:

UNDERSTOOD, AGREED TO, AND ACCEPTED BY EMPLOYEE:

__/s/Jimmie Walker, Jr.__________________________            12-11-17
Employee Signature    Date

AGREED TO AND ACCEPTED BY:
AGILYSYS NV, LLC

BY:     /s/ Kyle C. Badger

TITLE: /s/ SVP, General Counsel

DATE:     12-12-17

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